EXHIBIT 99.1

April 22, 2008

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES ACQUISITION RESULTS

MIDLAND, TEXAS, April 22, 2008 - Mexco Energy Corporation (ASE: MXC) today announced further developments on the $1,850,000 purchase of a 21.45% royalty interest in a 122 acre tract in Tarrant County, Texas.

This property, operated by Chesapeake Operating, Inc., at the time of purchase in December of 2007 contained one (1) producing well in the Newark East (Barnett Shale) Field. This well which was initially tested at a rate of 2,267,000 cubic feet on December 1, 2006 was producing at an average rate of 862,000 cubic feet of natural gas per day during the month of November 2007. Subsequently, two (2) additional wells have been completed and were tested initially at rates of 3,307,000 cubic feet and 3,508,000 cubic feet per day in December 2007. All three of these wells are now producing natural gas into the sales pipeline.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.

FORWARD-LOOKING STATEMENTS

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Actual events or results may differ materially from the forward-looking statements.

Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, uncertainties about estimates of reserves, competition, government regulation, costs and results of drilling new projects, equipment availability, or other things that are associated with oil and gas production or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all. These risks and uncertainties are described in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”).

Mexco Contact:
Tammy L. McComic, Vice President and Chief Financial Officer,
mexco@sbcglobal.net, (432) 682-1119